Exhibit 5.1

January 29, 2021
Carpenter Technology Corporation

1735 Market Street

Philadelphia, PA 19103

Re:	Registration Statement on Form S-8

Carpenter Technology Corporation Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

Ladies and Gentlemen:

We have acted as special counsel to Carpenter Technology Corporation, a Delaware corporation (the “Company”) with respect to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about January 29, 2021 in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an additional 1,350,000 shares of common stock, par value $5.00 per share (the “Shares”), issuable pursuant to the Carpenter Technology Corporation Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees (the “Plan”).

In connection with rendering the opinion set forth below, we have examined:

(1)	the Plan; and

(2)	the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Restated Certificate of Incorporation and the Company’s By-Laws, each as currently in effect, and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the SEC on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations, certificates and statements of appropriate representatives of the Company.

Carpenter Technology Corporation January 29, 2021 Page 2

Based upon and in reliance on the foregoing, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth in this letter, we are of the opinion that the Shares have been duly authorized and, when issued pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

Our opinion reflects only the application of the General Corporation Law of the State of Delaware. The opinion is made as of this date and is subject to, and may be limited by, future changes in the factual matters referred to in this letter, and we undertake no duty to advise you of the same. The opinion is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We hereby consent to filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We do not render any opinion except as set forth above. By your acceptance of this opinion letter, you agree that it may not be relied upon, circulated, quoted or otherwise referred to by any other person or for any other purpose without our prior written consent in each instance.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP